Filed pursuant to Rule 433

Registration Statement Nos. 333-180905

and 333-180905-01

Final Term Sheet

September 18, 2014

ANIXTER INC.

5.125% SENIOR NOTES DUE 2021

FINAL TERM SHEET

Dated: September 18, 2014

Issuer:	Anixter Inc.

Notes:	5.125% Senior Notes due 2021

Size:	$400,000,000

Maturity:	October 1, 2021

Coupon (Interest Rate):	5.125%

Price to Public:	100% plus accrued interest, if any, from September 23, 2014

Yield to Maturity:	5.125%

Proceeds (before expenses) to Anixter:	$394,000,000

Interest Payment Dates:	October 1 and April 1 beginning on April 1, 2015.

Record Dates:	September 15 and March 15

Make-Whole Amount:	Anixter may at any time redeem all or part of the Notes at any time at its option at a redemption price equal to (i) the principal amount of the Notes being redeemed plus accrued interest to the redemption date plus (ii) the greater of (a) 1% of the principal amount of the Notes being redeemed or (b) a “make-whole” amount based on the yield of a comparable U.S. Treasury Security plus 0.50%.

Trade Date:	September 18, 2014

Expected Settlement Date:	September 23, 2014 (T+3)

Joint Book-Running Managers:	Wells Fargo Securities, LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated J.P. Morgan Securities LLC RBS Securities Inc.

Co-Managers:	SunTrust Robinson Humphrey, Inc. Scotia Capital (USA) Inc.

CUSIP/ISIN:	035287AE1 / US035287AE12

Type of Offering:	SEC registered

The information in this term sheet supplements Anixter’s preliminary prospectus supplement, dated September 18, 2014 (the “Preliminary Prospectus Supplement”) and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. This term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement.

Other financial information presented in the Preliminary Prospectus Supplement is deemed to have changed to the extent effected by the changes described herein.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Wells Fargo Securities, LLC at the following number: (800) 326-5897 or by e-mailing a request to: cmclientsupport@wellsfargo.com or by calling by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at the following number: (800) 294-1322 or by e-mailing a request to: dg.prospectus_requests@baml.com or by calling J.P. Morgan Securities LLC at the following number: (212) 834-4533 or by calling RBS Securities Inc. at the following number: (866) 884 2071.

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